EXHIBIT 10.1
TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (“Agreement”) is made by and between Panera, LLC (the "Company" or “Panera”), headquartered in Saint Louis, Missouri, and Cedric “Rick” Vanzura ("Mr. Vanzura") of Hingham, Massachusetts.

WHEREAS, Mr. Vanzura has been an employee of the Company for over three years, most recently as its Executive Vice President and Co-Chief Operating Officer; and

WHEREAS, Mr. Vanzura and the Company desire him to remain an “active” employee of Panera through December 1, 2011 to assist in transitioning his duties and to complete special projects; and is willing to work under the terms of this Agreement; and the Company is willing to continue his employment in a transitional role as described below as long as he performs satisfactorily.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, Mr. Vanzura and the Company hereby stipulate and agree as follows:

1. Employment. (a) Resignation. By way of this Agreement, Mr. Vanzura hereby resigns from his Executive Vice President and Co-Chief Operating Officer position with Panera effective December 1, 2011.

(b) New Transitional Role. Beginning October 17, 2011 through December 1, 2011 (“Transitional Period”) unless terminated sooner, Mr. Vanzura will become a Special Advisor to Bill Moreton, Chief Operating Officer and will work on such projects and answer questions as directed by Mr. Moreton. In such role, Mr. Vanzura will communicate solely and exclusively with Mr. Moreton, unless otherwise directed by Mr. Moreton. During this Transitional Period, Mr. Vanzura will be expected to be reasonably available to Mr. Moreton. Mr. Vanzura will not be expected to be in the office, to attend Leadership meetings, department meetings and other such Company meetings unless required by Mr. Moreton and Mr. Vanzura's reasonable expenses for such attendance will be paid.

Mr. Vanzura understands he is to use his best efforts on these projects and further agrees to make himself available as required to assist Panera and/or to participate in any legal, regulatory, credentialing or similar proceedings which may arise related to matters pertaining to his employment which are necessary to support the interests of Panera.  Mr. Vanzura will not receive additional compensation outside of this Agreement.

(c) At-will employment. Mr. Vanzura acknowledges that this Agreement is not intended nor should be construed to create a contract for a definite term nor does this Agreement or any other communication alter his status as an “employee at will” should he accept this Agreement. This means that both Mr. Vanzura and Panera are free to terminate the employment relationship at any time during the transition period for any reason or no reason, with or without notice. The parties recognize, however, that the intent of this Agreement is to provide Mr. Vanzura employment through December 1, 2011 as long as he performs his transition role in a satisfactory manner and consistent with this Agreement.

(d) Re-employment. Mr. Vanzura voluntarily waives any claims or rights that he may have to reemployment by Panera. Mr. Vanzura agrees that Panera has no obligation whatsoever to hire him at anytime in the future. Mr. Vanzura also agrees not to apply for or otherwise seek to be employed by Panera.

2. Salary and benefits. (a) Salary. During the Transition Period or until his employment is terminated sooner, the Company will pay Mr. Vanzura a bi-weekly salary of fifteen thousand eight hundred forty-six dollars and fifteen cents ($ 15,846.15) through Panera's payroll system, with deductions for required tax withholdings, health insurance deductions and FICA payments.

(b) Benefits. Until his employment is terminated, Mr. Vanzura will be permitted to continue his participation in Panera's health, dental, vision and all other insurance plans (e.g., disability, accident, universal life, dependent life and specific disease insurance for critical illness) and Flexible Spending Account plans under the same terms and conditions as other associates. Panera reserves the right to amend or terminate its health, dental or vision insurance and Flexible Spending Account plans at any time. Mr. Vanzura will be eligible to convert to individual and/or group coverage as provided under COBRA and the plan documents.

(c) Bonus and paid time off programs. After December 1, 2011 and unless specifically listed above, Mr. Vanzura will not be eligible to participate in any Panera benefit plans applicable to other associates of Panera, including but not limited to bonuses, incentive or equity programs, Long Term Incentive Programs, restricted stock and stock option vestings, vacation, and/or holidays.

3. Releases. (a) Mr. Vanzura, for good and adequate consideration (specifically the consideration set forth in Attachment 1), hereby releases and absolutely and forever discharges Panera, LLC, its owners, predecessors, successors, franchisees, affiliates, assigns, officers, employees, insurers, attorneys, investors and agents (hereinafter “Panera” and/or “Company”), from any and all suits, claims, demands, debts, sums of money, wage claims, overtime claims, damages, interest, attorneys' fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims in law or in equity, whether now known or unknown, which he ever had, now has, or which he, his heirs, executors, administrators or assigns, hereafter can, shall or may have against Panera arising from any events occurring from the beginning of time to this date, including, without limitation of the foregoing generality, all of same arising directly or indirectly out of, in connection with and/or in any manner relating to his employment with and/or termination from Panera, including, but expressly not limited to, any claims which he may have pursuant to the “Panera, L.L.C. Sr. Vice President and Above Confidential and Proprietary Information and Non-Compete Agreement” that he signed on or about July 23, 2010 and any amendments thereto, as well as any claims which he may have to recover damages of any kind, including back pay, front pay, damages asserted for physical and emotional injuries, worker's compensation benefits, disability benefits, wage claims, overtime claims, defamation claims, libel claims, or any claim to reinstatement and/or employment, or any claims, actions, complaints or charges brought by him or on his behalf or which could have been brought by him or on his behalf under the Employment Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act, 42 U.S.C. §§2000(e) et seq., the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”), COBRA, any wage statute and/or regulation, including, but not limited to, the Fair Labor Standards Act (“FLSA”), or under any other federal, state, municipal, city, town or common law. This release is intended to be a general release of all claims Mr. Vanzura may have arising out of his employment and termination with Panera.

In addition, and not intending in any way to limit the scope of this General Release, Mr. Vanzura expressly agrees to comply with all the obligations contained in the “Panera, L.L.C. Sr. Vice President and Above Confidential and Proprietary Information and Non-Compete Agreement” that he signed on or about July 23, 2010 and any amendments thereto (“Non-Compete Agreement”).

Mr. Vanzura further waives his right to any monetary recovery should any federal, state, or local administrative agency pursue any claim(s) on his behalf arising out of or related in any way to his employment with Panera and/or termination from Panera.

Mr. Vanzura further agrees to dismiss with prejudice any and all pending claims against Panera and he further agrees not to file any claims against Panera relating to any matter(s) arising from the beginning of time to the date of this General Release.

Mr. Vanzura further agrees and understands that, in addition to any other conditions that may be set forth herein regarding the payment of the consideration, the consideration is not due and payable until any and all pending matters against Panera are withdrawn and/or dismissed with prejudice and Panera has been notified in writing by the agency (ies) or court(s) of such withdrawal and/or dismissal.

Mr. Vanzura further agrees to execute such forms as are reasonably necessary for processing the consideration listed in Attachment A.

Mr. Vanzura further agrees and understands that all of the payments made pursuant to this Agreement should be made so as to comply with or be exempt from or not be covered by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which includes, in the Company's sole discretion, reasonably postponing or accelerating the payment of any amounts due under this Agreement as is necessary to comply with, or be exempt from or not be covered by the requirements of Section 409A of the Code.

Mr. Vanzura further understands that the payment of the consideration is not due until all pre-conditions of this Agreement have been completed, including the expiration of the revocation period.

Mr. Vanzura acknowledges that:

(i) This Agreement is written in a manner which he understands and entitles him to receive money and/or benefits which he would not have received apart from this Agreement;

(ii) By draft copy of this Agreement, Panera has given him written notice to consult an attorney and he has been given the opportunity to consult with counsel of his own choosing;

(iii) He has been given adequate time (including in excess of 21 days) to consider this Agreement before signing it, and if he should have signed it on or before 21 days have elapsed, he does so voluntarily and with full knowledge of the binding terms set forth in this Agreement. Accordingly, Mr. Vanzura will make no claim that this Agreement is null and void should he sign it on or before the 21 day period;

(iv) He has the right to revoke this Agreement within eight (8) days of signing it by notifying Elizabeth Dunlap, SVP & Chief People Officer, Panera, LLC, 3630 S. Geyer Rd., St. Louis, MO 63127, in writing of his intention to do so;

(v) By signing this Agreement, he understands that he is waiving any rights or claims arising under ERISA, ADA, ADEA, TITLE VII, OWBPA, COBRA, FLSA or under any other federal, state, municipal, city, town or common law, including, but not limited to, any claims he have filed and/or could file; and

(vi) His execution of this Agreement is his own free, voluntary and knowing act and deed.

(b) As part of this Agreement and for the consideration received, Mr. Vanzura will execute another General Release similar to the one attached hereto as Attachment B immediately prior to or on his last day of employment.

4. Panera Property. Mr. Vanzura agrees to immediately return all property belonging to Panera (including, but not limited to, computer, files, and reports) upon his effective date of termination or such other time as Panera may direct and he will not retain copies of any property he returns.

5. Confidentiality. Mr. Vanzura agrees not to disclose any confidential or proprietary information belonging and/or pertaining to Panera. Mr. Vanzura further agrees that he will not disclose or discuss any alleged claims against Panera with anyone.

Mr. Vanzura further agrees that he will not disclose or discuss the existence of this Agreement and/or the financial terms or any other provisions of this Agreement with anyone.

Nothing in this Agreement prohibits Mr. Vanzura from:

(a) Disclosing the monetary consideration obtained under this Agreement where disclosure is required by law; or

(b) Disclosing this Agreement for the sole purpose of finalizing and/or enforcing this Agreement; or

(c) Disclosing this Agreement to his accountant for tax purposes; or

(d) Disclosing any alleged claims and/or this Agreement where disclosure is required by law (which includes requests for disclosure from discrimination enforcement agencies).

6. Non-disparagement. Mr. Vanzura agrees that he will not initiate or make any disparaging remarks and/or statements about the Company, its franchisees, affiliates or subsidiaries, their present and former employees, officers, directors or products and services and he not make any statements or remarks which could harm Panera.

7. General Provisions. (a) Non-admissions. It is understood and agreed that any actions or payments made by the Company under this Agreement are made solely to avoid any further expense, that this Agreement and the actions taken pursuant hereto are not to be construed as any admission of liability on the part of the Company and that the Company expressly denies any such liability.

(b) Enforcement and Applicable Law. The breach of any provision of this Agreement will entitle the injured party to judicial enforcement of the Agreement. This Agreement shall be governed by and construed as a contract in accordance with the laws of the State of Missouri.

Mr. Vanzura agrees that should he breach any of the provisions of this Agreement and/or his Non-Compete Agreement, in addition to any other remedy Panera may have for a breach, including, but not limited to specific performance of the provisions, he will immediately return the value of the consideration if he receives under this Agreement; and pay all reasonable attorney fees incurred by Panera pertaining to the breach of this Agreement and/or its enforcement.

(c) Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and each provision of this Agreement shall, if necessary, be deemed to be independent of each other and each supported by valid consideration.

(d) Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between Panera and Mr. Vanzura with the exception of Mr. Vanzura's obligations contained in his Non-Compete Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by Panera and Mr. Vanzura.

In Witness Whereof, Panera LLC, by its duly authorized representative, and Cedric “Rick” Vanzura executed this Agreement as of the day and year first written below.

CEDRIC "RICK" VANZURA	PANERA, LLC

/s/ Rick Vanzura	By: /s/ Elizabeth Dunlap

Date: 10/14/2011	Date: 10/24/2011

ATTACHMENT A

Whereas, my last day of employment will be December 1, 2011;

Whereas, I understand that other than the payments set forth below, all pay and benefits cease effective December 1, 2011 and the Company will issue me a COBRA notification (and other such termination documentation) consistent with December 1, 2011 being my last day of employment;

Whereas, no consideration is due until the latter of the expiration of the revocation period and/or withdrawal/dismissal of any pending claims as provided for in the General Release and continued payment of the consideration is contingent on my compliance with the terms of the General Release and/or my post termination obligations generally set forth in the General Release (including the obligations contained in the “Panera, L.L.C. Sr. Vice President and Above Confidential and Proprietary Information and Non-Compete Agreement” that I on signed on or about July 23, 2010 and any amendments thereto);

Whereas, the consideration set forth below is subject to reduction as set forth in Section 7.4 of the “Panera, L.L.C. Sr. Vice President and Above Confidential and Proprietary Information and Non-Compete Agreement” that I signed on or about July 23, 2010 and any acknowledgements thereto); and

Whereas, the timing of the below payments is, as more fully set forth in the General Release, subject to change based Section 409A of the Code considerations.

Now therefore, the consideration for my General Release is as follows:

On or about December 10, 2011, the Company will pay Mr. Vanzura the gross sum of six hundred twenty-five thousand dollars ($625,000.00). Such payment will be made through Panera's payroll system with required withholdings.

The Company will pay me the maximum gross sum of four hundred eleven thousand nine hundred ninety-nine dollars and ninety-nine cents ($ 411,999.99) payable in twenty-six (26) bi-weekly installments of fifteen thousand eight hundred forty-six dollars and fifteen cents ($ 15,846.15), less applicable deductions/withholdings.

The Company will effectively pay the Company portion of my health and/or dental insurance premium provided (a) I timely elect COBRA (with the “qualifying event” for COBRA purposes being December 1, 2011); (b) I pay with post tax dollars the full COBRA premiums and (c) said effective payment of “the Company portion of my health and/or dental insurance premium” by Panera is in a manner Panera deems, in its sole discretion, to be appropriate up to a maximum of 52 consecutive weeks following my last day of employment.

I expressly agree and understand that should I failed to comply with the terms of the General Release and/or my post termination obligations generally set forth in the General Release (including the obligations contained in the “Panera, L.L.C. Sr. Vice President and Above Confidential and Proprietary Information and Non-Compete Agreement” that I signed on or about July 23, 2010 and any amendments thereto); and, as a result, continued payment of the consideration is discontinued, whatever consideration paid up to the date of discontinuation is sufficient consideration.

I agree to the above.

/s/ Rick Vanzura	10/14/2011
Cedric "Rick" Vanzura	(Date)

ATTACHMENT B
GENERAL RELEASE

I, Cedric “Rick” Vanzura, of Hingham, Massachusetts for good and adequate consideration, hereby release and absolutely and forever discharge Panera, LLC, its owners, predecessors, successors, franchisees, affiliates, assigns, officers, employees, insurers, attorneys, investors and agents (hereinafter “Panera” and/or “Company”), from any and all suits, claims, demands, debts, sums of money, wage claims, overtime claims, damages, interest, attorneys' fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims in law or in equity, whether now known or unknown, which I ever had, now have, or which I, my heirs, executors, administrators or assigns, hereafter can, shall or may have against Panera arising from any events occurring from the beginning of time to this date, including, without limitation of the foregoing generality, all of same arising directly or indirectly out of, in connection with and/or in any manner relating to my employment with and/or termination from Panera, including, but expressly not limited to, any claims which I may have pursuant to the “Panera, L.L.C. Sr. Vice President and Above Confidential and Proprietary Information and Non-Compete Agreement” which I signed on or about July 23, 2010 and any amendments thereto, as well as any claims which I may have to recover damages of any kind, including back pay, front pay, damages asserted for physical and emotional injuries, worker's compensation benefits, disability benefits, wage claims, overtime claims, defamation claims, libel claims, or any claim to reinstatement and/or employment, or any claims, actions, complaints or charges brought by me or on my behalf or which could have been brought by me or on my behalf under the Employment Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act, 42 U.S.C. §§2000(e) et seq., the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”), COBRA, any wage statute and/or regulation, including, but not limited to, the Fair Labor Standards Act (“FLSA”), or under any other federal, state, municipal, city, town or common law. This release is intended to be a general release of all claims which I may have against Panera arising out of my employment and/or termination.

I acknowledge that:

(a) The Agreement and this General Release are written in a manner which I understand and entitle me to receive money which I would not have received apart from the Agreement and this General Release;

(b) Panera has given me written notice to consult an attorney and I have been given the opportunity to consult with counsel of my own choosing;

(c) I have been given adequate time (including in excess of 21 days) to consider this General Release before signing it, and if I should have signed it on or before 21 days have elapsed, I do so voluntarily and with full knowledge of the binding terms set forth in this General Release. Accordingly, I will make no claim that this General Release is null and void should I sign it on or before the 21 day period;

(d) I have the right to revoke this General Release within eight (8) days of signing it by notifying Elizabeth Dunlap, SVP & Chief People Officer, Panera, LLC, 3630 S. Geyer Rd., St. Louis, MO 63127, in writing of my intention to do so; and

(e) By signing this General Release, I understand that I am waiving any rights or claims arising under ERISA, ADA, ADEA, TITLE VII, OWBPA, COBRA, FLSA or under any other federal, state, municipal, city, town or common law (including, but not limited to, any claims I have filed and/or could file).

I acknowledge that the execution of this General Release is my own free, voluntary and knowing act and deed.

/s/ Rick Vanzura	10/14/2011
Cedric "Rick" Vanzura	(Date)